EXHIBIT 10.32

HNI CORPORATION STOCK INCENTIVE PLAN FOR
LEGACY KIMBALL EMPLOYEES

RESTRICTED STOCK UNIT AWARD AGREEMENT
([Year/Month] Grant)

[Name] (the “Employee”), congratulations on your selection as a Participant who will receive Restricted Stock Units under the HNI Corporation Stock Incentive Plan for Legacy Kimball Employees (the “Plan”). This Award Agreement provides a brief summary of the Employee’s rights under the Plan. Capitalized terms found but not defined in this Award Agreement are defined in the Plan.

The Plan, together with the Award Agreement, provides complete details of all of the Employee’s rights under the Plan and this Award Agreement, as well as all of the conditions and limitations affecting the Employee’s rights. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

1.GRANT OF RESTRICTED STOCK UNITS; GRANT DATE

The Company hereby grants to the Employee a total of [number] Restricted Stock Units subject to the terms and conditions set forth in this Award Agreement and the Plan (“Award”). The Award shall be granted as of [grant date] (the “Grant Date”).

2.VESTING

A.The Award shall vest, subject to this Section 2, 1/3 of the total number of Restricted Stock Units granted above, rounded down to the nearest whole share, will vest on each of the first, second and third anniversaries of the Grant Date (each such date, a “Vesting Date”), provided that the Employee remains in Continuous Service through such Vesting Date.
B.If the Employee ceases Continuous Service before the Vesting Date for any reason other than Disability, death or Retirement, the Employee will forfeit all rights with respect to any unvested portion of this Award.
C.If the Employee ceases Continuous Service before any Vesting Date by reason of Employee’s death or the Employee becoming Disabled (as defined below), the Employee’s then outstanding Restricted Stock Units shall become 100% vested, provided that the Employee remains in Continuous Service through the date of the Employee’s death or that they become Disabled. The Shares subject to the Restricted Stock Units that become vested pursuant to this Section 2.C shall be issued to the Employee or the Employee’s beneficiary or estate within 2½ months after the date of the Employee’s death or becoming Disabled. For purposes of this Award Agreement, and notwithstanding the terms of the Plan, the Employee will be considered “Disabled” or to have a “Disability” if the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
D.If the Employee’s Continuous Service is terminated after the Employee’s Retirement Eligible Date for a reason other than Cause, as defined below, the Employee’s outstanding Restricted Stock Units shall continue to vest in accordance with Section 2.A as though the Employee’s employment had continued through each remaining vesting date. The Shares subject to the Restricted Stock Units that become vested pursuant to this Section 2.D shall be issued to the Employee within 2½ months after the applicable Vesting Date. For purposes of this Award Agreement, “Cause” shall have the meaning described in the Employee’s employment or severance agreement with the Company, or if no such agreements exists, then it shall mean the Employee’s: (i) repeated failure to perform a substantial part of his or her duties and responsibilities; (ii) willful misconduct, illegal act, fraud or dishonesty; (iii) material violation of the rules of conduct of the Company or (iv) violation of the Employee’s duty of confidentiality and loyalty to the Company, which in each case shall be determined by the Company in its sole and absolute discretion. [Notwithstanding anything to the contrary in the Plan relating to Retirement, Retirement shall mean the Employee’s employment with the Company and its Subsidiaries and Affiliates terminates for a reason other than Cause
RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees

after such Employee either (i) has attained age 65 or (ii) has attained age 55 and completed at least ten years of continuous service with the Company or a Subsidiary (which shall include any predecessor entity, including Kimball).]
E.Notwithstanding anything to the contrary set forth in the Plan or this Award Agreement, the Employee shall forfeit any unvested Restricted Stock Units awarded hereunder in the event that the Employee breaches any of his or her employee and ancillary agreements, including without limitation, any confidentiality or non-solicitation obligation documented by agreement (collectively, “Employee Agreement”). In addition, for purposes herein, an Employee shall be deemed to have breached an Employee Agreement if the Employee seeks judicial intervention to limit or nullify the terms of such Employee Agreement.
F.In the event that Restricted Stock Units vest and Shares are issued to the Employee under this Award Agreement and within twelve (12) months after the issuance of such Shares to the Employee, (a) the Company identifies facts that result in, or, in the event of issuance of such Shares as a result of Retirement or Disability, would have resulted in, a termination for Cause, or (b) the Employee breaches an Employee Agreement, then, in addition to the forfeiture under Section 2.D. of this Award Agreement, the Employee agrees to repay the value of such Shares received under this Award Agreement within thirty (30) days of the date of written demand by the Company (“Clawback Amount”).
G.Awards and any compensation or benefits associated therewith shall also be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder or Section 303A.14 of the NYSE Listed Company Manual; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant and regardless of whether such rules or policies are adopted prior to or after the date of this Award. This Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy, but the foregoing shall apply to this Award regardless of whether the Committee amends this Award.

3.SHAREHOLDER RIGHTS; DIVIDEND EQUIVALENTS

Prior to the time that the Employee’s Restricted Stock Units vest and the Company has issued Shares relating to such Restricted Stock Units, the Employee will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares deliverable with respect to such Restricted Stock Units (including, without limitation, not having any voting rights). However, for any dividends declared and paid by the Company on its outstanding Shares, the same amount of dividends shall be credited to the Award (“Dividend Equivalents”), which Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award as set forth in Section 2 above. The amount of such Dividend Equivalents shall be accumulated (“Accumulated Dividend Equivalents”) during the period commencing on the date of the Award and ending on the Vesting Date. Upon the delivery of Shares in accordance with Section 4 below, such amount of Accumulated Dividend Equivalents relating to the Shares that are delivered in accordance with Section 4 below shall be delivered in cash. From and after the date Shares are actually issued or delivered upon settlement of the Restricted Stock Units, the Employee will then have dividend rights with respect to those Shares.

4.IMPACT OF VESTING OF RESTRICTED STOCK UNITS

Except as set forth in Section 2, on each Vesting Date, the Employee will be issued a number of Shares equal to the number of Restricted Stock Units that become vested on that Vesting Date. A portion of these Shares will be withheld to pay applicable withholding taxes due on such Vesting Date. To the extent that payroll taxes are required to be withheld to pay applicable withholding taxes prior to a Vesting Date, the Company may withhold such taxes from the Employee’s cash compensation payable by the Company in accordance with Section 3121(v) of the Code.

5.CHANGES IN CAPITALIZATION; CHANGE IN CONTROL
RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees

A.    If the Company shall at any time change the number of Shares without new consideration to the Company (such as by stock dividend or stock split), the total number of Shares subject to the Award Agreement hereunder shall be changed in proportion to the change in issued shares. If, during the term of this Award Agreement, the Shares shall be changed into another kind of securities of the Company or into cash, securities or evidences of indebtedness of another corporation, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Employee shall thereafter be entitled to receive, under this Award Agreement, the cash, securities, evidences of indebtedness, other property or any combination thereof, the Employee would have been entitled to receive for Stock acquired through this Award Agreement immediately prior to the effective date of such transaction. If appropriate, the number of Shares of this Award Agreement following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

B.    In the event of a Change in Control, all outstanding Restricted Stock Units shall become fully vested and Section 12(b)(iii) of the Plan will apply. The Shares subject to the Restricted Stock Units that become vested pursuant to this Section 5.B shall be issued to the Employee within 30 days after the date of the Change in Control, For the avoidance of doubt, any events occurring prior to the date that this Award is granted, shall not constitute a Change in Control or a Corporate Transaction for purposes of Section 12 of the Plan or for any other purpose with respect to the Award (including any acceleration of vesting upon the Employee ceasing to provide Continuous Service prior to the Vesting Date). Section 2 of this Agreement shall govern the vesting with respect to the Award at all times prior to a Change in Control or Corporate Transaction following the date hereof.

6.TRANSFER

Neither this Award nor any right or interest of the Employee in any Award under the Plan may be assigned, encumbered, transferred or exchanged, voluntarily or involuntarily, otherwise than by will or the laws of descent and distribution. Notwithstanding the preceding paragraph, the Employee may transfer his or her Restricted Stock Units to one or more family members (as such term is defined in the General Instructions to Form S-8, (or any successor to such instructions or such form) under the Securities Act of 1933, as amended) or to one or more trusts established solely for the benefit of one or more family members or to one or more partnerships in which the only partners are family members; provided, however, that (i) no such transfer shall be effective unless the Employee delivers reasonable prior notice thereof to the Company and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions that shall have been made applicable thereto by, the Committee or the Board, (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Employee is and (iii) such transfer cannot be made for value.

7.    TAXES AND WITHHOLDING

Issuance of the Award under this Award Agreement, under current applicable laws, will result in various federal and/or state taxes becoming due, including, but not limited to, income and social security. The Employee is responsible for the timely payment of these taxes, and provision will be made by the Company to satisfy these obligations by withholding of Shares having a Fair Market Value on the date the taxes are required to be withheld approximately equal to the minimum amount of federal, state and local taxes required to be withheld (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction). The value of the Shares withheld will be determined by using the appropriate method under applicable tax regulations.

8.    ADMINISTRATION

This Award Agreement and the Employee’s rights under it are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The parties acknowledge that the Committee or its designee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, in its sole discretion, all of which shall be binding on the Employee.

9.    AMENDMENTS

In the event any new modifications or changes are made to existing laws or applicable stock exchange rules that render any or all of this Award Agreement illegal or unenforceable, this Award Agreement may
RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees

be amended to the extent necessary in order to carry out the intention of the Award to the Employee. The Committee may amend this Award Agreement in other respects, without the Employee’s consent, if the amendment will not materially impair the Employee’s rights under this Award Agreement as in effect immediately before the amendment.
10.    CODE SECTION 409A
The parties intend that the payments and benefits under the Plan and this Award Agreement comply with, or be exempt from, Code Section 409A, to the extent applicable, and accordingly, to the maximum extent permitted, the Plan and this Award Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. The terms and conditions of Section 17(g) of the Plan shall apply with respect to the Award.
11.    QUALIFICATION OF RIGHTS

Neither this Award Agreement nor the existence of the Award shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the Shares of Stock underlying the Award until the certificates for the Stock have been issued and delivered to the Employee or a book entry has been recorded in the name of the Employee with the Company’s transfer agent.

12.    GOVERNING LAW

This Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction. Any action or proceeding seeking to enforce the terms of this Award Agreement or based on any right arising out of this Award Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana located in Evansville, Indiana. The parties hereto consent to the jurisdiction and venue of said courts.

13.    REPRESENTATIONS AND WARRANTIES

A.The Employee represents and warrants that he or she has received and reviewed the Plan.

B.The Company makes no representations or warranties as to the tax consequences of and benefits vested or payable under this Award, and in no event shall the Company be responsible or liable for any taxes, penalties or interest assessed against the Employee for any benefit or payment provided under this Award.

C.The Employee represents and warrants his/her understanding that the grant of the Restricted Stock Units by the Company is voluntary and does not create in the Employee any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units in any circumstance. All decisions with respect to any future awards will be made in the sole discretion of the Company.
14.    SUCCESSORS AND ASSIGNS

This Award Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

15.    WAIVER

The failure of a party to insist upon strict adherence to any term of this Award Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Award Agreement.

17.    TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.

RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by providing your digital signature on the Agreement to Participate. Please print a copy of the Agreement to Participate for your files.
Refer any questions regarding the grant of Restricted Stock Units to the Vice President, Member and Community Relations. Once again, congratulations on the receipt of this Award.

Sincerely,

Jeff Lorenger
Chairman, President and Chief Executive Officer
HNI Corporation

RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees

HNI Corporation Stock Incentive Plan
For Legacy Kimball Employees:
Restricted Stock Unit Award
Agreement to Participate

By signing this Agreement to Participate, I acknowledge that I have read the Award Agreement and the Plan, and that I fully understand all of my rights thereunder, as well as all of the terms and conditions which may limit the vesting of the Restricted Stock Units.

[Electronic Signature]                        [Date of Signature]
[Participant Name]

RSU Award Agreement, HNI Corporation Stock Incentive Plan for Legacy Kimball Employees